Exhibit 99.4

IonQ Appoints Accomplished Technology Leader Gabrielle Toledano to Board of Directors

Seasoned technology and talent executive brings decades of leadership experience from Tesla, Electronic Arts, Microsoft, Siebel Systems, and Oracle to continue scaling IonQ’s quantum computing leadership

COLLEGE PARK, MD - February 26, 2025 - IonQ, Inc. (NYSE: IONQ), a leader in the quantum computing and networking industries, today announced the appointment of Gabrielle Toledano to its Board of Directors. Toledano brings over 30 years of leadership experience across the technology, gaming, and digital transformation sectors, having held senior roles at Tesla, Electronic Arts, Microsoft, Siebel Systems, and Oracle.

Gabrielle is a seasoned expert in talent strategy and management, with deep experience in C-level human resources leadership. Currently the Chief Operating Officer at Keystone Strategy, a global technology and advisory firm, she oversees finance, human resources, IT, marketing, and facilities. Gabrielle has been instrumental in the growth of some of the world’s most innovative companies, including her pivotal role in shaping Tesla’s human resources and organizational strategy under Elon Musk during the company’s most disruptive years, and serving as an Executive in Residence for Comcast Ventures.

“Gabrielle’s appointment to IonQ’s Board of Directors strengthens our leadership at a time of rapid growth and transformation for the quantum industry,” said Peter Chapman, Executive Chair of IonQ. “Her experience guiding some of the world’s most innovative companies, combined with her deep expertise in talent strategy and executive leadership, will be integral to our team as IonQ continues to scale and expand our impact in the quantum computing and networking industries.”

Gabrielle has served on a number of public and private boards with a focus on executive leadership and compensation strategy. She currently serves on the boards of Fountain, a private technology company focused on frontline workforce management, and Altanine, a private pharmaceutical company.

“IonQ is at the forefront of the quantum computing revolution, and I am excited to join the board during such a pivotal time,” said Toledano. “The company has made incredible strides in bringing quantum computing and networking to enterprise and government applications, and I look forward to further contributing to IonQ’s strong growth trajectory.”

Also announced today is the departure of Harry You from IonQ’s Board, effective immediately. Harry decided to step down from the Board to lead a private AI-healthcare company.

Added Peter Chapman. “On behalf of the Board, we thank Harry for his tremendous dedication and contributions since we began our journey as a public company and wish him all the best in his future endeavors.”

Today’s announcements follow last year’s IonQ board appointments of Robert Cardillo (Chairman and Chief Strategist of Planet Federal) and Bill Scannell (Dell Technologies’ President of Global Sales and Customer Operations). Cardillo brings four decades of strategic consulting and intelligence experience, particularly within U.S. government agencies while Scannell brings nearly 40 years of sales and operational leadership.

These strategic board appointments also complement recent milestones in IonQ’s growth. Over the past year, IonQ has opened the first U.S. quantum computing manufacturing facility, secured a $54.5M U.S. Air Force contract, and expanded its collaborations with major players like NVIDIA, AWS, and AstraZeneca. Additionally, IonQ completed its acquisition of Qubitekk, further cementing its leadership in quantum networking.

For more information about IonQ’s quantum computing and networking solutions, please visit www.ionq.com.

About IonQ

IonQ, Inc. is a leader in the quantum computing and networking industries, delivering high-performance systems aimed at solving the world’s largest and most complex commercial and research use cases. IonQ’s current generation quantum computers, IonQ Forte and IonQ Forte Enterprise, are the latest in a line of cutting-edge systems, boasting 36 algorithmic qubits. The company’s innovative technology and rapid growth were recognized in Newsweek’s 2025 Excellence Index 1000, Forbes’ 2025 Most Successful Mid-Cap Companies list, and Built In’s 2025 100 Best Midsize Places to Work in Washington DC and Seattle, respectively. Available through all major cloud providers, IonQ is making quantum computing more accessible and impactful than ever before. Learn more at IonQ.com.

Contacts

IonQ Media contact:

Jane Mazur

press@ionq.co

IonQ Investor Contact:

investors@ionq.co